FOUNTAINHEAD SPECIAL VALUE FUND

Three Canal Plaza
Portland, Maine 04101
(888) 992-2765
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INFORMATION STATEMENT

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August 15, 2013

Introduction

At a meeting held on July 25, 2013, the Board of Trustees (the “Board”), including the trustees who are not “interested persons” (the “Independent Trustees”)  under the Investment Company Act of 1940 (the “1940 Act”) of Forum Funds (the “Trust”), on behalf of its series, the Fountainhead Special Value Fund (the “Fund”), unanimously approved the liquidation and dissolution of the Fund pursuant to the Plan of Liquidation and Termination (the “Plan”), a form of which is attached hereto as Exhibit A.

Pursuant to Section 11.04A of the Trust’s Trust Instrument, approval of the Fund’s shareholders is required in order to liquidate the Fund.  King Investment Advisors, Inc., the investment adviser to the Fund (the “Adviser”), through its affiliates and select shareholders (together, the “Consenting Majority”), hold the majority of shares outstanding in the Fund (158,907.452 shares of beneficial interest in the Fund or 51.52% of the outstanding shares) as of the close of business on August 1, 2013 (the “Record Date”).  The Consenting Majority is expected to approve the Plan of Liquidation by written consent on or about September 18, 2013.  You are receiving this Information Statement as a non-majority shareholder to inform you of the liquidation and termination of the Fund.

This Information Statement is being furnished on or about August 15, 2013 to the holders of record as of the Record Date of shares of beneficial interest in the Fund.  As of the close of business on the Record Date, 308,535.666 shares of beneficial interest in the Fund were issued and outstanding.

This Information Statement is being furnished to provide you with certain information concerning the liquidation in accordance with the requirements of the 1940 Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations thereunder, including Regulation 14C.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY

Background

The Fund was established on December 31, 1996.  For some time, the Fund has been unable to gather assets and reach economies of scale.  As a result, the Fund has not been able to reach the scale necessary to make it viable.  The Adviser has supplemented the Fund’s expenses that exceeded the expense caps.

After evaluating the Fund’s prospects for growth, in light of current and recent market conditions, the Adviser does not believe that the Fund is well-positioned to grow assets in the foreseeable future.  Accordingly, the Adviser recommended the liquidation of the Fund.

The Adviser’s principal address is 1980 Post Oak Boulevard, Suite 2400, Houston, TX 77056-3898.

Reasons for the Liquidation and Termination

The Board regularly reviews with the Adviser the scale of the Fund.  After considering the feasibility of the continued operation of the Fund and other relevant factors, at a meeting held on July 25, 2013, the Board determined that, under the circumstances, liquidation of the Fund was in the best interests of the Fund and its shareholders.  Following review and discussions, the Trustees, including the Independent Trustees, unanimously approved the Plan.

The Fund filed a supplement to its registration statement on July 31, 2013, discontinuing all sales of the Fund’s shares as of August 1, 2013.  On or about the same date, as also disclosed in the supplement, the Fund converted its portfolio to cash and cash equivalents and no longer pursued its stated investment objective.

Description of the Plan and Related Transactions

The Board has approved the Plan, which is summarized below. Terms not otherwise defined shall have the same meaning as defined in the Plan. This summary is qualified in its entirety by reference to the Plan.

1)           The Fund shall be liquidated in accordance with section 331 of the Code and shall be terminated, and its affairs shall be completed on or about October 1, 2013 or such other date as the Trust’s officers may otherwise determine (“Liquidation Date”), in either case, no sooner than 20 business days after intermediaries are provided notice consistent with Rule 14c-7 under the Exchange Act and 20 calendar days after shareholders of the Fund receive the Information Statement.

2)           By the Liquidation Date, the Fund will: (i) sell all its assets for cash, convert them to cash equivalents or permit them to mature, and apply its assets to the payment of all its existing liabilities, debts and obligations, including necessary expenses of its liquidation and termination; and (ii) obtain such releases, indemnities, and refunding agreements as the Board deems necessary for its protection.

3)           On or as soon as reasonably practicable after the Liquidation Date, the Fund will distribute its remaining assets, in one or more distributions of cash, to its shareholders of record as of the close of business on the Liquidation Date (each, a “Shareholder”) in redemption and cancellation of their Fund shares ("Liquidating Distribution"). The amount of the Liquidating Distribution to each Shareholder shall be in proportion to the number of Fund shares held thereby on the Liquidation Date.  Shareholders’ respective interests will not be transferrable.

4)           If a Shareholder to whom distributions pursuant to paragraph 3 are payable cannot be located, a trust may be created with a financial institution in the name and on behalf of the Fund and, subject to applicable abandoned property laws, and any remaining Fund assets may be deposited in such trust for the benefit of such Shareholder. The expenses of such trust shall be charged against the assets therein. The Fund is under no obligation to establish such a trust.

5)           The Board may authorize variations from, or amendments to, the provisions of this Plan (other than the terms of the Liquidating Distributions) that it deems necessary or appropriate to effect such distributions and the Fund’s liquidation and termination.

Shareholders may continue to redeem shares of the Fund through the end of any business day on or before the Liquidation Date.  The Fund will waive any applicable redemption fee for shareholders who redeem their shares after August 1, 2013.

Each shareholder will receive his or her proportionate share of such Liquidating Distribution(s) in cash. Shareholders whose shares are held in the name of their broker or other financial institution will receive their Liquidating Distributions through such intermediaries.

As soon as practicable after the distribution of all of the Fund's assets in complete liquidation, the officers of the Fund will close the books of the Fund and prepare and file, in a timely manner, any and all required income tax returns of the Fund and other documents and instruments. The Fund will be terminated in accordance with the applicable provisions of Delaware law and the Trust’s Trust Instrument.

Federal Income Tax Consequences to Shareholders

The following is a summary of certain federal income tax considerations generally relevant to the Fund and its shareholders.  No attempt is made to present a detailed explanation of the tax treatment of the Fund or its shareholders, and the discussion here is not intended as a substitute for careful tax planning.  Shareholders are urged to consult their tax advisors with specific reference to their own tax situations.

This general discussion of certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder as in effect on the date of this Information Statement.  New legislation, as well as administrative changes or court decisions, may significantly change the conclusions expressed herein, possibly with retroactive effect.

General

Payment by the Fund of Liquidating Distributions to you will be a taxable event. Because the income tax consequences for a particular shareholder may vary depending on individual circumstances, you are urged to consult your own tax adviser concerning the federal, state and local tax consequences of receipt of a Liquidating Distribution.

The Fund currently qualifies, and intends to continue to qualify through the end of the liquidation period, for treatment as a regulated investment company under the Internal Revenue Code of 1986, as amended, so that it will not be required to pay federal income tax on any investment company taxable income or net capital gain (the excess of net long-term capital gain over net short-term capital loss) it distributes to shareholders.

You will be treated as having sold your Fund shares for an amount equal to the Liquidating Distribution(s) you receive. You will recognize gain or loss in an amount equal to the difference between (a) your adjusted basis in the Fund shares and (b) such Liquidating Distribution(s). The gain or loss will be capital gain or loss to you if you held the Fund shares as capital assets, and generally will be long-term if the Fund shares were held for more than one year at the time of the Liquidating Distribution. If you realize a loss on the Fund's liquidation after having held Fund shares for six months or less, then the loss to the extent not otherwise disallowed will be treated as a long-term capital loss for federal income tax purposes to the extent of the amount of any capital gain dividends you have received with respect to the shares.

Important Information for IRAs and Other Qualified Plans

If your Fund shares are held in an individual retirement account ("IRA") or other qualified retirement plan, you must reinvest the Liquidating Distribution(s) you receive through that IRA or plan to avoid possible penalties and adverse tax consequences.

In addition, if your Fund shares are held in an IRA or other qualified retirement plan and the redemption check is mailed directly to you, the amount you receive may be reduced by any required federal or state income tax withholding. Such a distribution would be taxable as ordinary income to you for federal income tax purposes for the year in which you receive the distribution. In addition, if you have not attained the age of 59 1/2, the distribution generally would be subject to an additional 10% early withdrawal penalty. Nonetheless, in such a situation, a taxable event may be avoided either (i) by transferring the IRA balance before it is distributed directly to another IRA custodian or trustee; (ii) by rolling over the distribution within 60 days of the date of the distribution to another IRA. All or any part of the assets in an IRA may be rolled over only once in any consecutive 12-month period; therefore, a rollover will not be a viable option if the IRA was rolled over at any time within the 12-month period preceding the date of the Liquidation Distribution.

There are many rules governing IRAs and the transfer and rollover treatment of IRA assets. In addition, tax results may vary depending on the status of the IRA owner. Therefore, owners of IRAs that will receive Liquidating Distributions should consult with their own tax advisers for more complete information regarding the tax consequences of Liquidating Distributions.

This summary of the federal income tax consequences is generally applicable to shareholders who are individual United States citizens and does not address the particular federal income tax consequences that may apply to other shareholders, such as corporations, trusts, estates, tax-exempt organizations or non-resident aliens. This summary does not address all of the tax consequences that may be relevant to a particular shareholder or to shareholders subject to special treatment under U.S. federal income tax law. Furthermore, this summary does not address state or local tax consequences. Shareholders are urged to consult their own tax advisers to determine the extent of the federal income tax liability they would incur as a result of receiving a Liquidating Distribution, as well as any tax consequences under any applicable state, local or foreign tax law.

No tax ruling has been or will be requested from the Internal Revenue Service regarding the payment or receipt of a Liquidation Distribution. The statements above are not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will concur with this summary.

Fund Ownership Information

As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following tables set forth, to the best of the Trust's knowledge, the name, address, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date. The Consenting Majority, which consists of the Adviser and its affiliates and select shareholders owned 158,907.452 shares or 51.52% of the outstanding shares of the Fund and voted in favor of the Plan.

Institutional Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
US BANK FBO KING INVESTMENT ADVISORS INC PSP PO BOX 1787 MILWAUKEE, WI 53201	42,781.68	13.87%
ROGER E KING 1980 POST OAK BLVD, STE 2400 HOUSTON, TX 77056	62,271.36	20.19%
AMERITRADE INC FBO OUR CUSTOMERS PO BOX 2226 OMAHA, NE 68103	35,409.99	11.48%
KING INVESTMENT ADVISORS INC 1980 POST OAK BLVD, STE 2400 HOUSTON, TX 77056	23,653.39	7.67%
RANDALL C BROESCHE C/O KING INVESTMENT ADVISORS, INC. 1980 POST OAK BLVD, STE 2400 HOUSTON, TX 77056	19,310.80	6.25%
CHARLES SCHWAB CO INC 101 MONTGOMERY STREET SAN FRANCISCO, CA 94104	18,290.31	5.93%

Annual Report to Shareholders

Copies of the Fund's most recent annual and semi-annual reports, including financial statements, have previously been delivered to shareholders. Shareholders may obtain a free copy of the Fund's Annual Report for the fiscal year ended October 31, 2012, including audited financial statements, and/or Semiannual Report for the period ended April 30, 2013, at http://www.kingadvisors.com/additional_resources/mutual_fund.aspx, by calling toll-free at (800)-868-9535 (toll free) or by mailing a written request to " Fountainhead Special Value Fund", P.O. Box 588, Portland, Maine 04112.

Information about the Trust, Fund and Service Providers

The Fund is a separate series of the Trust, an open-end investment management company organized as a Delaware statutory trust. The Fund's investment objective is long-term capital growth. The Fund seeks to achieve its investment objective by investing primarily in the common stocks of small- and medium-size companies that the Fund believes are selling at attractive prices relative to their intrinsic value. The Adviser defines small- and medium-size companies as companies with market capitalizations between $250 million and $8.5 billion at the time of their purchase. The Fund commenced investment operations on December 31, 1996. As of the Record Date, the Fund had net assets of approximately $7.5 million. The Fund has one class of shares.

The Trust has entered into an investment advisory agreement (the "Advisory Agreement") with the Adviser. The Adviser manages the assets of the Fund, including determining the composition of its portfolio and making securities purchase and sale decisions. Atlantic Fund Administration, LLC ("Atlantic") serves as administrator to the Fund. Atlantic provides fund administration, fund accounting, transfer agency and compliance services to the Fund.

Under the Advisory Agreement, the Fund pays the Adviser a fee, based upon the Fund's average daily net assets, at the annual rate of 0.90% of net assets. The Adviser has entered into an expense limitation agreement (the "Expense Limitation Agreement") with the Trust under which it has agreed to limit or reduce its fees and to assume other expenses of the Fund, if necessary, in an amount that limits the total annual operating expenses of the Fund (excluding taxes, interest, portfolio transaction expenses, and extraordinary expenses) to not more than 1.75% of the average daily net assets of the Fund through March 1, 2014. Expenses related to the liquidation and termination of the Fund are paid by the Fund subject to the Expense Limitation Agreement. The Expense Limitation Agreement is renewable yearly, and will expire on March 2, 2014.

For the fiscal year ended October 31, 2012, the Adviser received none of its management fees after waivers of $82,432.

Foreside Fund Services, LLC. ("Foreside"), serves as the underwriter and distributor of the Fund. Foreside's principal business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.  Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF INFORMATION STATEMENT

The Information Statement is available at http://www.kingadvisors.com/additional_resources/mutual_fund.aspx

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APPENDIX A

PLAN OF LIQUIDATION AND TERMINATION

FOUNTAINHEAD SPECIAL VALUE FUND

THIS PLAN OF LIQUIDATION AND TERMINATION (“Plan”) is made by Forum Funds (“Trust”), a Delaware statutory trust registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940, as amended (“1940 Act”), with respect to the Fountainhead Special Value Fund (“Fund”), a segregated portfolio of assets of the Trust created pursuant to section 3806(b)(2) of Chapter 38, Title 12, of the Delaware Code (entitled “Treatment of Delaware Statutory Trusts”) and described in the last sentence of section 3804(a) thereof.

RECITALS

A.  The Trust’s board of trustees (“Board,” and the members thereof, “Trustees”), including its Trustees who are not “interested persons” (as that term is defined in the 1940 Act), has unanimously determined that the Fund’s continuation is not in the best interests of the Fund or the Fund’s shareholders (“Determination”).

B.  Pursuant to Article XI, Section 11.04A, of the Trust’s Trust Instrument effective as of August 14, 2000, as amended (“Trust Instrument”), the Board may, at any time, liquidate the Fund, subject to the affirmative vote of a majority of the issued and outstanding voting shares of the Fund (“Majority Shareholder Vote”).

C.  Based upon the Determination and the provisions of the Trust Instrument described in Recital B, the Board has unanimously adopted this Plan of Liquidation and Termination (“Plan”), which it intends to be a plan of liquidation within the meaning of section 562(b)(1)(B) of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations thereunder.

D. Further, based upon the Determination and the provisions of the Trust Instrument described in Recital B, the Board has directed that this Plan be submitted to shareholders for approval by a Majority Shareholder Vote, understanding that, pursuant to Article VII, Sections 7.01 and 7.03 of the Trust Instrument, and Section 3.05 of the Trust’s Bylaws, such approval may be obtained by unanimous written consent executed by the Fund’s investment adviser, King Investment Advisors, Inc. (the  "Adviser") through its affiliates and select shareholders, as the beneficial owners, within the meaning of Section 13 and/or Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”), of a majority of the issued and outstanding voting securities of the Fund and, under such circumstances, shareholders of the Fund shall receive an Information Statement pursuant to Rule 14c-2 under the Exchange Act ("Information Statement").

PROVISIONS

This Plan, as set forth below, shall be effective 20 calendar days following the mailing of the Information Statement.

ARTICLE 1.  Liquidation and Termination; Trustees’ Powers

(a)           The Fund shall be liquidated in accordance with section 331 of the Code and shall be terminated, and its affairs shall be completed on or about October 1, 2013 or such other date as the Trust’s officers may otherwise determine (“Liquidation Date”), in either case, no sooner than 20 calendar days after shareholders of the Fund receive the Information Statement.

(b)           Following the Liquidation Date, all powers of the Trustees under the Trust Instrument and the Trust’s Bylaws shall continue with respect to the Fund, including the powers to (1) fulfill and/or discharge the Fund’s contracts, (2) collect the Fund’s assets, (3) sell, convey, assign, exchange, transfer, and/or otherwise dispose of all or any part of the remaining property of the Fund to one or more persons or entities at public or private sale for consideration that may consist in whole or in part of cash, securities, or other property of any kind, (4) discharge and/or pay the Fund’s liabilities, (5) prosecute, settle, and/or compromise claims of the Fund or those to which it is subject, (6) file final state and federal tax returns for the Fund, (7) mail notice to all known

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creditors and employees, if any, of the Fund, at their respective addresses shown on the Fund’s records, and (8) do all other acts necessary or appropriate to wind up the Fund’s business and affairs.

ARTICLE 2.  Filings with Governmental Authorities

The appropriate persons shall be authorized to: (a) file the Information Statement with the United States Securities and Exchange Commission, (b) file for and obtain any necessary tax clearance certificates and/or other documents required from the State of Delaware and any other applicable governmental authority, and (c) timely file any other documents required by any such authority, including Internal Revenue Service Form 966 (“Corporate Dissolution or Liquidation”).

ARTICLE 3.  Liquidation Procedures

(a)           By the Liquidation Date, the Fund will: (i) sell all its assets for cash, convert them to cash equivalents or permit them to mature, and apply its assets to the payment of all its existing liabilities, debts and obligations, including necessary expenses of its liquidation and termination; and (ii) obtain such releases, indemnities, and refunding agreements as the Board deems necessary for its protection.

(b)           On or as soon as reasonably practicable after the Liquidation Date, the Fund will distribute its remaining assets, in one or two (if necessary) distributions of cash, to its shareholders of record as of the close of business on the Liquidation Date (each, a “Shareholder”) in redemption and cancellation of their Fund shares.  The amount of the liquidating distribution to each Shareholder shall be in proportion to the number of Fund shares held thereby on the Liquidation Date.  At that time, each Shareholder’s interest in the Fund shall be fixed and the Fund’s books shall be closed.

(c)           If a Shareholder to whom distributions pursuant to paragraph (b) are payable cannot be located, a trust may be created with a financial institution in the name and on behalf of the Fund and, subject to applicable abandoned property laws, any remaining Fund assets may be deposited in such trust for the benefit of such Shareholder.  The expenses of such trust shall be charged against the assets therein.  The Fund is under no obligation to establish such a trust.

ARTICLE 4.  Amendment of this Plan

The Board may authorize variations from, or amendments to, the provisions of this Plan (other than the terms of the liquidating distributions) that it deems necessary or appropriate to effect such distributions and the Fund’s liquidation and termination.

ARTICLE 5.  Expenses

Except as provided in Article 3, paragraph (c), the Fund shall bear all the expenses incurred in connection with carrying out this Plan, including the cost of liquidating the Fund’s assets and terminating its existence.